                                                                                   Confidential

Exhibit 10(a)109
Date:               March ___, 2012

To:                   Name

From: Kevin Gardner

Subject:
2012 Restricted Share Agreement – Under the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporations and Subsidiaries (Effective for Grants and Elections On or After May 6, 2011)

I am pleased to inform you on behalf of Entergy Corporation (the “Company”) that the Personnel Committee of the Entergy Corporation Board of Directors (“Committee”) has agreed to grant you, pursuant to the 2011 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (Effective for Grants and Elections On or After May 6, 2011), (the "Plan"), xxxx Restricted Shares of Entergy Corporation Common Stock (the "Restricted Shares"), subject to the following terms and conditions and to the provisions of the Plan, the terms of which are incorporated herein by reference.

1.         Effective Date of Restricted Shares Grant.  This Restricted Shares grant by the Company is effective January   , 2012 (“Grant Date”), unless you file a written objection in accordance with Section 10 below.

2.         Restricted Period.

(a)        Except as otherwise provided in Subsection 2(b) to the contrary, the following vesting provisions shall apply during the thirty-six (36)-month Restricted Period:

(i)         Restrictions shall lift on one-third (1/3rd) of the total Restricted Shares on each of the first three (3) twelve (12)-month anniversaries of the Grant Date, provided you (A) remain a continuous full-time regular employee of a System Company (as defined in the Plan) at System Management Level 1 through 6 on that anniversary date or (B) later become and then remain a continuous part-time regular System Company employee participating in the Company’s Phased Retirement Program on that anniversary date.

(ii)        Unless solely attributable to your becoming a participant in the Company’s Phased Retirement Program, upon your termination of continuous full-time regular employment to become a part-time employee or upon your demotion to a position below System Management Level 1 through 6, all Restricted Shares on which restrictions have not already lifted in accordance with Subsection 2(a)(i) at such time shall be forfeited immediately to the Company.

(iii)       Upon your retirement or termination from System Company employment for any reason (with or without Cause), all Restricted Shares on which restrictions have not already lifted in accordance with Subsection 2(a)(i) at such time shall be forfeited immediately to the Company

(b)        Notwithstanding the foregoing provisions of Subsection 2(a) to the contrary, the following provisions shall govern to the extent applicable:

(i)         If you die or become Totally Disabled (as defined in the Plan) while actively employed as an eligible System Company employee in accordance with the requirements set forth in Subsection 2(a)(i), then restrictions immediately shall lift on a pro-rated portion of the unvested Restricted Shares that were otherwise scheduled to become vested on the immediately following twelve (12)-month Grant Date anniversary date (as well as dividends declared on the pro-rated portion of such Restricted Shares), which pro-rated vested portion shall be determined by a fraction, the numerator of which shall be the number of days between the later of the Grant Date or your most recent preceding twelve (12)-month Grant Date anniversary date, if applicable, and the date of your death or Disability, and the denominator of which shall be 365 days.

(ii)                Unless solely attributable to your becoming a participant in the Company’s Phased Retirement Program, if you are demoted to a position below System Management Level 1 through 6 and you thereafter remain a regular, full-time System Company employee until the immediately following twelve (12)-month Grant Date anniversary date, then you shall remain eligible to vest in a pro-rated portion of the unvested Restricted Shares that were otherwise scheduled to become vested on such immediately following twelve (12)-month Grant Date anniversary date (as well as dividends declared on the pro-rated portion of such Restricted Shares), which pro-rated vested portion shall be determined by a fraction, the numerator of which shall be the number of days between the later of the Grant Date or your most recent preceding twelve (12)-month Grant Date anniversary date, if applicable, and the date of your demotion, and the denominator of which shall be 365 days.

(iii)               If within twenty-four (24) months following the effective date of a Change in Control, your System Company employment is terminated without Cause or by you with Good Reason (such that you are no longer employed by any System Company), all restrictions imposed hereunder on the Restricted Shares shall lift effective as of the date your System Company employment is terminated;

(iv)              While you are on a leave of absence (whether paid or unpaid) approved by your System Company employer for reasons other than Total Disability, you will be treated, solely for purposes of this Agreement, as continuing to satisfy the requirements of Subsection 2(a)(i). If your System Company employment terminates during such approved leave of absence period, the remaining provisions of this Section 2 shall apply as if you were actively employed by your System Company employer at the time of such termination event.

3.         Share Issuance.  During the Restricted Period, the Restricted Shares shall be held by BNY Mellon, as custodian, in book entry form and with the restrictions noted.  You can track your Restricted Shares account: (i) by contacting BNY Mellon Shareowner Services at 1 (877) ETR-6299, (ii) via the Company's intranet by (TBD), or (iii) via the Internet address http://bnymellon.com/shareowner/equityaccess.

4.         Lifting of Restrictions.  Upon the satisfaction of all requirements for restrictions to lift on all or a portion of the Restricted Shares, the restrictions on such Restricted Shares shall lapse and such vested shares of Common Stock (including any dividends on the vested Restricted Shares that were reinvested in Common Stock) shall be credited by BNY Mellon to a separate book entry account in your name, and such vested shares shall be free of all restrictions except any that may be imposed by law.  Upon the crediting of vested Restricted Shares to a book entry account, participants may treat the Common Stock in the same manner as all other Common Stock owned by the participant.  All System Management Level 1-4 Participants are considered restricted individuals and, as such, may trade in Entergy Corporation securities only during an open window period (and only if not in possession of material, non-public information).

5.         Common Stock Ownership Guidelines.  If you are a System Management Level 1-4 Participant, you must maintain the applicable Target Stock Ownership Level in the chart below, which is expressed as a multiple of your base salary and depends on your System Management Level.

System Management Level	Common Stock Ownership Target Levels
ML1	5 times base salary
ML2	4 times base salary
ML3	2.5 times base salary
ML4	1.5 times base salary

These ownership multiples may be satisfied through any shares of Common Stock held by the System Management Level 1-4 Participant, including unvested Restricted Shares, shares held in tax-qualified 401(k) plans, etc.  Until you achieve your multiple of base salary ownership position, upon restrictions lifting on your Restricted Shares, you must continue to retain the book entry shares until the earlier of (a) achieving and maintaining your multiple of base salary ownership threshold, or (b) your termination of full-time employment within the Entergy System.  Once you have achieved and maintain your multiple of base salary ownership threshold, you are no longer bound to hold the Restricted Shares converted to book entry shares upon restrictions lifting.

6.         Withholding Taxes.  Your System Company employer shall have the right to require you to remit to it, or to withhold from other amounts payable to you, an amount sufficient to satisfy all federal, state and local tax withholding requirements.  The Company may use the “net shares method” to satisfy any tax withholding obligation, which means the Company may reduce the number of vested Restricted Shares otherwise payable to you by the number of vested Restricted Shares necessary to cover such obligation.

7.         No Fractional Shares.    Any fractional shares to be distributed shall be settled in cash and applied to satisfy tax withholding requirements.  The company will not payout any fractional shares.

8.         Shareholder Rights.  Subject to the terms and conditions set forth herein, as the Grantee of the Restricted Shares, you shall have all rights as a Company shareholder, including, but not limited to, voting rights, the right to receive vested dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock.  Notwithstanding the preceding sentence, any and all dividends paid with respect to the Restricted Shares shall be subject to the same restrictions on transfer and risks of forfeiture as applicable to the underlying Restricted Shares and shall also be subject to any other provisions or reinvestment requirements (including, without limitation, the reinvestment of dividends in the form of Common Stock) as the Committee may, in its discretion, determine.  You shall have the same rights and privileges, and be subject to the same restrictions, with respect to any additional shares received pursuant to Plan Section 3.2 (Adjustments Upon Change in Capital Structure).

9.         No Code Section 83(b) Election. This Award of Restricted Shares is conditioned upon you refraining from making an election with respect to the Award under Internal Revenue Code Section 83(b).

10.        Objection to Restricted Shares Grant.  If for any reason you do not wish to receive this Restricted Shares grant, you must file a written objection with the HR Service Center on or before April 15, 2012.  If you do not file a written objection with the HR Service Center by such date, you shall be deemed to have accepted this Restricted Shares grant, effective January 26, 2012, subject to all of the terms and conditions set forth in this Agreement.

11.        Restricted Shares Nontransferable.  None of the Restricted Shares shall be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by you (or your designated Beneficiary) other than by (a) will or laws of descent and distribution or (b) a qualified domestic relations order (as defined by the Internal Revenue Code).

12.        Entergy Policies.

(a)  Hedging Policy.  Pursuant to the Entergy Corporation Policy Relating to Hedging, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010, officers, directors and employees are prohibited from entering into hedging or monetization transactions involving Common Stock so they continue to own Common Stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with the Company’s other shareholders.  Participation in any hedging transaction with respect to Common Stock (including Restricted Shares) is prohibited.

            (b)  Recoupment Policy.  Pursuant to the Entergy Corporation Policy Relating to Recoupment of Certain Compensation, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010, the Company is allowed to seek reimbursement of certain incentive compensation (including Restricted Shares) from “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws (other than corrections resulting from changes to accounting standards) or if there is a material miscalculation of a performance measure relative to incentive compensation, regardless of the requirement to restate the financial statements; or if the Board of Directors determines that an executive officer engaged in fraud resulting in either a restatement of the Company’s financial statements or a material miscalculation of a performance measure relative to incentive compensation.

13.        Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

14.        Incorporation of Plan.  The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Shares and this Agreement shall be subject to all terms and conditions of the Plan.  Any capitalized term which is not defined in this Agreement shall have the meaning set forth in the Plan. If any terms of this Agreement are inconsistent with the terms of the Plan, the terms of the Plan shall govern.

15.        Amendments.  This Agreement may be amended or modified at any time only by an instrument in writing signed by the parties hereto.  The Plan may be amended, modified or terminated only in accordance with its terms.

16.        Agreement Not a Contract of Employment.  Neither the Plan, the granting of the Restricted Shares, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of any System Company for any period of time or at any specific rate of compensation.

17.        Authority of the Committee.  The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement.  The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.